Exhibit 2.1

ACQUISITION AGREEMENT AND PLAN OF MERGER

This ACQUISITION AND PLAN OF MERGER AGREEMENT ("Agreement") made May 22, 2012 by and among, Accend Media, a Nevada corporation ("Accend"), Scott Gerardi, an individual, and Cloud Star Corporation, a Nevada corporation (the "Cloud Star").

RECITALS

A. The respective Boards of Directors of Accend Media and Cloud Star, and Scott Gerardi, the major shareholder and current chief executive officer of Accend Media, as well as all of the shareholders of Cloud Star have agreed to a merger of Cloud Star into Accend Media (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger. This merger does not involved the issuance of any new shares by Accend Media, as the control shareholder of Accend Media has agreed to exchange the majority of his shares in exchange for an employment agreement to the shareholders of Cloud Star on a pro-rata basis, whereby, Cloud Star will merger into Accend Media. Accend Media will be the surviving corporation. This Merger is contingent that Cloud Star provides required financial statements for the periods specified in Rule 3-05(b) of Regulation S-X.

B. Accend and Cloud Star desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Accend Media shall be merged with and into Cloud Star at the Effective Time of the Merger. At the Effective Time of the Merger, the two entities will file Articles of Merger with the Nevada Secretary of State and the separate existence of Cloud Star shall cease, and Accend shall continue as the surviving corporation (the "Surviving Corporation") and two entities shall change their name in the Articles of Merger to “Cloud Star Corporation.”

1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the Law Offices of Thomas C. Cook, LTD., 500 N. Rainbow, Suite 300, Las Vegas, NV 89107 unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada Statutes and shall make all other filings or recordings required under Nevada Statutes. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Nevada, or at such other time as is permissible in accordance with the Nevada Statutes and as Accend and Cloud Star shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). Accend and Cloud Star shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of Nevada Statutes.

1.05 Articles of Incorporation; Bylaws; Purposes.

(a) The Certificate of Incorporation of Accend Media in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of Accend Media in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Surviving Corporation and the total number of its authorized capital stock shall be as set forth in the Certificate of Incorporation of Accend Media in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Surviving Corporation and by applicable law.

1.06 Directors. The directors of Cloud Star at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The sole director of Accend Media shall remain as a director of the merged entities. After the Articles of Merger are filed the Board has consist of: Safa Movassaghi, Chairman, Ira D. Lebovic, Walter Grieves and Scott Gerardi.

1.07 Officers. The officers of Cloud Star at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Scott Gerardi will remain a director and officer of the merged entities. After the Articles of Merger are filed the officers of the merged entity shall be: Safa Movassaghi, President and Chief Executive Officer, Scott Gerardi, Corporate Secretary, and Chief Compliance Officer. As part of the compensation package for exchanging his shares, Scott Gerardi will receive a one-year employment agreement as Corporate Secretary and Chief Compliance Officer of the merged entities, whereby he will be paid an annual compensation of $48,000 per year.

ARTICLE II

EFFECT OF THE MERGER

ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares:

(a) Common Stock. There will be no issuance of any new shares by Accend Media to make the acquisition of Cloud Star. The merger will have no effect on the number of common shares currently issued and outstanding of Accend Media.

(b) Scott Gerardi currently owns 23,000,000 presplit restricted shares in Accend Media. He has agreed to exchange 22,800,000 of his restricted shares in consideration for receiving a one-year employment agreement as Corporate Secretary and Chief Compliance Officer of the merged entities, whereby he will be paid an annual compensation of $48,000 per year. Scott Gerardi will keep 200,000 pre-split restricted shares. As part of this exchange, Accend Media will obtain 100% ownership of Cloud Star. The shareholders of Cloud Star will receive 22,800,000 restricted shares based on their pro-rata ownership of Cloud Star.

(c) Accend Media recently filed an Information Statement on Schedule 14c with the U.S. Securities and Exchange Commission whereby Accend plans to effectuate a five for one (5:1) forward stock split and increase it number of authorized common shares to 190,000,000, par value $0.001 and 10,000,000 authorized undesignated preferred shares, par value $0.001. Prior to the forward stock split, Accend Media has 30,000,000 pre-split common shares issued and outstanding and no preferred shares issued and outstanding. Following the forward stock split, the shares will be adjusted accordingly.

(d) Cancellation and Retirement of Cloud Star Common Stock. As of the Effective Time of the Merger, all shares of Cloud Star common Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Cloud Star Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable pro-rata shares of Accend Media exchanged by Scott Gerardi for an employment agreement.

(e) Cancellation of shares. After the forward stock split, the 22,800,000 previously owned by Scott Gerardi will equate to 114,000,000 restricted shares. Following the forward stock split, Cloud Star has agreed to cancel 50,000,000 of these common restricted shares of the post merger company. The parties agreed that by cancelling shares, it will bring added shareholder value to the merged entities. After the forward stock split, following the cancellation of 50,000,000 shares, the number of shares held by the Cloud Star shareholders on a pro-rata basis will be:

Safa Movassaghi, 60,000,000 common shares

Ira D. Lebovic, 200,000 common shares

The merged entities final Capitalization Structure following the forward split will be: 30,000,000 free trading shares; and 67,200,000 restricted shares and 2,800,000 treasury stock, for future employee/consultant incentive programs.

(f) Stock Options; Warrants. At the Effective Time of the Merger, the merged entities will have no outstanding options or warrants issued.

2.02 Exchange of Certificates

(a) Exchange Agent. As soon as reasonably practicable as of or after the Effective Time of the Merger, Scott Gerardi shall deposit 22,800,000 restricted shares with its escrow agent for the benefit of the holders of shares of Cloud Star Common Stock, for exchange in accordance with this Article II. Additionally, the shareholder of Cloud Star shall deposit their Cloud Star certificates with the escrow agent. For the benefit of the holders of shares of Cloud Star common Stock, for disbursement pro rata to the holders of shares of Cloud Star common Stock as of the Effective Date of the Merger. At the Effective time, and upon the exchange of shares in Accend Media, the old Cloud Star shares will be cancelled.

(b) Escrow Deposit.

(i) At the Effective Time of the Merger, Scott Gerardi will cause to be delivered to the law offices of Thomas C. Cook, as escrow agent (the "Escrow Agent") the Merger Consideration Escrow Deposit and the Escrow Deposit.

(c) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Cloud Star Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of shares of Accend common Stock into which the aggregate number of shares of Cloud Star common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of Cloud Star or its transfer agent of certificates representing shares of Cloud Star Common Stock. Until surrendered, each certificate for shares of Cloud Star Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated herein.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Accend Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate for shares of Cloud Star Common Stock with respect to the shares of Accend Common Stock represented thereby until the surrender of such certificate in accordance with this Article II. In addition, after the Settlement Date, all remaining shares, if any, in the Scott Gerardi Escrow Deposit shall be transferred by the Escrow Agent, said transfer to take place within ten (10) business days after the Settlement Date.

(e) No Further Ownership Rights in Cloud Star Common Stock. All shares of Accend Common Stock issued upon the surrender for exchange of certificates representing shares of Cloud Star Common Stock in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Cloud Star Common Stock theretofore represented by such certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Cloud Star. Except as set forth in the Cloud Star Disclosure Schedule (as defined in subsection 3.01(a)), attached hereto as Exhibit B, or a certain schedule comprising the Disclosure Schedule, Cloud Star represents and warrants to Accend as follows:

(a) Organization, Standing and Corporate Power. Cloud Star is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted. Cloud Star is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Cloud Star.

(b) Subsidiaries. Cloud Star does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. The authorized capital stock of Cloud Star consists of One Million (1,000,000) shares of Cloud Star Common Stock. There are one hundred thousand (100,000) shares of Common Stock issued and outstanding. All outstanding shares of capital stock of Cloud Star are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Cloud Star having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cloud Star may vote. The Cloud Star Disclosure Schedule sets forth the outstanding Capitalization of Cloud Star. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cloud Star is a party or by which it is bound obligating Cloud Star to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Cloud Star or obligating Cloud Star to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Cloud Star to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Cloud Star. There are no agreements or arrangements pursuant to which Cloud Star is or could be required to register shares of Cloud Star Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any securityholders of Cloud Star with respect to securities of Cloud Star.

(d) Authority; Noncontravention. Cloud Star has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Cloud Star and the consummation by Cloud Star of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cloud Star. This Agreement has been duly executed and delivered by Cloud Star and constitutes a valid and binding obligation of Cloud Star, enforceable against Cloud Star in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Cloud Star under, (i) the Articles of Incorporation or Bylaws of Cloud Star, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cloud Star, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Cloud Star, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Cloud Star in connection with the execution and delivery of this Agreement by Cloud Star or the consummation by Cloud Star of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretary of State of Nevada.

(e) Absence of Certain Changes or Events. Since February 29, 2012, Cloud Star has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to Cloud Star; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Cloud Star; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of Accend; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Cloud Star to consummate the transactions contemplated by this

Agreement.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of Cloud Star, threatened against or affecting Cloud Star or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Cloud Star or prevent, hinder or materially delay the ability of Cloud Star to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Cloud Star having, or which, insofar as reasonably could be foreseen by Cloud Star, in the future could have, any such effect.

(ii) Cloud Star is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Cloud Star.

(iii) The conduct of the business of Cloud Star complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(g) Benefit Plans. Cloud Star is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which Cloud Star currently has an obligation to provide benefits to any current or former employee, officer or director of Cloud Star (collectively, "Benefit Plans").

(h) Certain Employee Payments. Cloud Star is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Cloud Star of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(i) Tax Returns and Tax Payments. Cloud Star has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Cloud Star or is being asserted against Cloud Star, no audit of any Tax Return of Cloud Star is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Cloud Star and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees,, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

(j) Environmental Matters. Cloud Star is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(k) Material Contract Defaults. Cloud Star is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Cloud Star is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring Cloud Star to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Cloud Star in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Cloud Star or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(l) Properties. Cloud Star has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Cloud Star or acquired after the date thereof which are, individually or in the aggregate, material to Cloud Star's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(m) Trademarks and Related Contracts. To the knowledge of Cloud Star:

(i) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Cloud Star License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which Cloud Star is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(ii) To the knowledge of Cloud Star, none of Cloud Star's Intellectual Property, Software or Cloud Star License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Cloud Star or its successors.

(n) Board Recommendation. The Board of Directors of Cloud Star has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of Cloud Star and recommended that the holders of the shares of Cloud Star Common Stock approve the Merger.

(o) Required Cloud Star Vote. The affirmative vote of a majority of the shares of each of Cloud Star Common Stock is the only vote of the holders of any class or series of Cloud Star's securities necessary to approve the Merger ("Cloud Star Shareholder Approval").

3.02 Representations and Warranties of Accend Media and Scott Gerardi. Accend Media and Scott Gerardi represent and warrant to Cloud Star as follows:

(a) Organization, Standing and Corporate Power. Accend Media is duly organized, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Accend is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Accend.

(b) Scott Gerardi. Scott Gerardi voluntary enters into this Agreement. He validly owns the shares he plans to exchange in this transaction. His shares are duly authorized, validly issued, fully paid and nonassessable. He authorizes himself to make this transaction. The shares exchanged will be free and clear of all liens and delivered to the escrow agent with the proper Gold Medallion ready for transfer. As the major shareholder of Accend Media and currently the sole member of the Board of Directors, Mr. Gerardi has approved this transaction and Merger on behalf Accend Media.

(c) Capital Structure. The authorized capital stock of Accend Media consists of 75,000,000 shares of Common Stock, $0.001 par value, of which 30,000,000 pre-split shares of Accend Common Stock are issued and outstanding. These shares of which have been validly issued, are fully paid and nonassessable, they were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Accend is a party or by which any of them is bound obligating Accend to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Accend or obligating Accend to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Accend or obligating Accend to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Accend to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Accend.

(d) Authority; Noncontravention. Accend has all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Accend and the consummation by Accend of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Accend. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Accend, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Accend, (i) the articles of incorporation or bylaws of Accend or the comparable charter or organizational documents of Accend, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Accend, or its respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Accend, or its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Accend or could not prevent, hinder or materially delay the ability of Accend to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Accend, in connection with the execution and delivery of this Agreement by Accend or the consummation by Accend, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretary of State of Nevada, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices.

(e) S.E.C. Documents; Undisclosed Liabilities. Accend has filed all reports, schedules, forms, statements and other documents as required by the U. S. Securities and Exchange Commission (the "S.E.C.") and Accend has delivered or made available to Cloud Star all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Accend S.E.C. Documents"). As of the respective dates, the Accend S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such Accend S.E.C. documents, and none of the Accend S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to Cloud Star prior to the date of this Agreement), none of the Accend S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Accend included in such Accend S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Accend as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Accend's independent accountants). Except as set forth in the Accend’s S.E.C. documents, at the date of the most recent audited financial statements of Accend included in the Accend S.E.C. Documents, neither Accend had, and since such date neither Accend has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Accend.

(f) Absence of Certain Changes or Events. Except as disclosed in the Accend S.E.C. Documents, since the date of the most recent financial statements included in the Accend S.E.C. Documents, Accend has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Accend; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Accend; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without the prior consent of Cloud Star; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Accend to consummate the transactions contemplated by this Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

There is no suit, action or proceeding or investigation pending or, to the knowledge of Accend, threatened against or affecting Accend or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Accend or prevent, hinder or materially delay the ability of Accend to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Accend having, or which, insofar as reasonably could be foreseen by Accend, in the future could have, any such effect.

(ii) Accend is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Accend.

(iii) The conduct of the business of Accend complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h) Benefit Plans. Accend is not a party to any Benefit Plan under which Accend currently has an obligation to provide benefits to any current or former employee, officer or director of Accend.

(i) Certain Employee Payments. Accend is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Accend of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(j) Tax Returns and Tax Payments. Accend has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Accend or is being asserted against Accend, no audit of any Tax Return of Accend is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Accend and is currently in effect.

(k) Environmental Matters. Accend is in compliance with all applicable Environmental Laws.

(l) Material Contract Defaults. Accend is not, or has not, received any notice nor has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Accend is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Accend to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Accend in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Accend or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(m) Properties. Accend has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Accend or acquired after the date thereof which are, individually or in the aggregate, material to Accend's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(n) Trademarks and Related Contracts.

(i) As used in this Agreement, the term "Accend License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which Accend is a party or otherwise bound.

(ii) To the knowledge of Accend, none of Accend's Intellectual Property, Software or Accend License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Accend or its successors.

(o) Board Recommendation. The Board of Directors of Accend it is majority shareholder have unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of Accend.

ARTICLE IV

COVENANTS RELATING TO

CONDUCT OF BUSINESS PRIOR TO MERGER

4.01 Conduct of Cloud Star, Scott Gerardi and Accend. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, Cloud Star, Scott Gerardi and Accend shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of their respective assets, share certificates or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, share certificates or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

(d) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE V

ADDITIONAL AGREEMENTS

5.01 Access to Information; Confidentiality.

(a) Cloud Star shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Accend and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, Cloud Star shall, and shall cause its officers, employees and representatives to, furnish promptly to Accend all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of Cloud Star set forth herein and compliance by Cloud Star of its obligations hereunder, during the period prior to the Effective Time of the Merger, Accend shall provide Cloud Star and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable Cloud Star to confirm the accuracy of the representations and warranties of Accend and Scott Gerardi set forth herein and compliance by Accend and Scott Gerardi of their obligations hereunder, and, during such period, Accend shall, and shall cause its officers, employees and representatives to, furnish promptly to Cloud Star upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of Cloud Star, Scott Gerardi and Accend will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Accend, Scott Gerardi and Cloud Star will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of Cloud Star to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Accend and Cloud Star shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.03 Public Announcements. Accend, on the one hand, and Cloud Star, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to their release thereof.

5.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.05 Directorships. Upon the Effective Time of the Merger, Accend shall have taken all action to cause Safa Movassaghi, Chairman, Ira D. Lebovic, Walter Grieves and Scott Gerardi.

to be elected to its Board of Directors and its officers to consist of the following: Safa Movassaghi, President and Chief Executive Officer, Scott Gerardi, Corporate Secretary, and Chief Compliance Officer.

.

5.06 No Solicitation. Except as previously agreed to in writing by the other party, neither Cloud Star or Accend shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Cloud Star or Accend, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to Cloud Star of the transactions contemplated hereby. Cloud Star or Accend will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI

CONDITIONS PRECEDENT

6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. Cloud Star Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) No Dissent. Holders of no more than five percent (5%) of Cloud Star's Common Stock shall have dissented to the Merger.

(d) Filing of Merger Agreement. Accend and Cloud Star shall have filed or will promptly file after the Closing Date in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Merger to become effective.

(e) 8-K. Accend shall file a Form 8-K with the SEC within four days of the closing of the Merger a Form 8-K with the S.E.C. containing audited financial statements of Cloud Star as required by Regulation S-X.

6.02 Conditions to Obligations of Accend and Scott Gerardi. The obligations of Accend and

Scott Gerardi to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Accend and Scott Gerardi set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of Accend and Scott Gerardi. Accend and Scott Gerardi shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Consents. Accend shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Accend any damages that are material in relation to Accend.

6.03 Conditions to Obligation of Cloud Star. The obligation of Cloud Star to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Cloud Star set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of Cloud Star. Cloud Star shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Cloud Star or adversely affect the ability of Cloud Star to consummate the transactions herein contemplated or perform its obligations hereunder.

(c) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Cloud Star any damages that are material in relation to Cloud Star.

(d) Consents. Cloud Star shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(e) Cancellation Agreement. Cloud Star shall deliver to Accend the executed share Cancellation Agreement to cancel 50,000,000 common restricted shares of the post merger company following the forward stock split.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a) by mutual written consent of Accend, Scott Gerardi and Cloud Star;

(b) by either Accend, Scott Gerardi or Cloud Star if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either Accend, Scott Gerardi or Cloud Star if the Merger shall not have been consummated on or before July 30, 2012 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

(d) by Accend, if a material adverse change shall have occurred relative to Cloud Star;

(e) by Accend, if Cloud Star willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(f) by Cloud Star, if Accend willfully fails to perform in any material respect any of their respective obligations under this Agreement.

(g) by Cloud Star, if Scott Gerardi willfully fails to perform in any material respect any of their respective obligations under this Agreement.

(h) by the Scott Gerardi, if Cloud Star willfully fails to perform in any material respect any of their respective obligations under this Agreement.

7.02 Effect of Termination. In the event of termination of this Agreement by either Cloud Star, Scott Gerardi or Accend as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Accend, Scott Gerardi or Cloud Star. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04 Extension; Waiver. Subject to Section 7.01, at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Accend, Scott Gerardi or Cloud Star, action by its Board of Directors.

7.06 Return of Documents. In the event of termination of this Agreement for any reason, Accend, Scott Gerardi and Cloud Star will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Accend, Scott Gerardi and Cloud Star will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger until the Settlement Date.

8.02 Indemnification.

(a) Irrespective of any due diligence investigation conducted by Cloud Star with regard the transactions contemplated hereby, Accend and Scott Gerardi shall indemnify and hold Cloud Star and each of its officers and directors (the "Cloud Star Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by Cloud Star or any of Cloud Star Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Accend as set forth herein.

(b) Cloud Star shall indemnify and hold Scott Gerardi and Accend Media and each of its officers and directors (the "Accend Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by Scott Gerardi, Accend or any of the Accend Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Cloud Star as set forth herein.

8.03 Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by Scott Gerardi, Accend or any Accend Representative or by Cloud Star or any Cloud Star Representative, against the other, as the case may be (each an "Indemnitee"), under the provisions of this Article VIII (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Accend Representative, who shall be Scott Gerardi, or the Cloud Star Representative, who shall be Safa Movassaghi, as the case may be, and the Escrow Agent. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, Scott Gerardi, Accend Representative or Cloud Star, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a "Contest") or to accept liability hereunder.

If Scott Gerardi, the Accend Representative or Cloud Star, as the case may be, accepts liability, the Accend Representative, or Cloud Star, as the case may be, will deliver a Notice to Escrow Agent that there is a determination of liability under Section 8.03 and the Escrow Agent shall be instructed to adjust the Scott Gerardi Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement. If Scott Gerardi, the Accend Representative or Cloud Star, as the case may be, does not respond within ten (10) days of the request of such written notice to such written notice, Scott Gerardi, the Accend Representative or Cloud Star, as the case may be, will be deemed to accept liability as it relates to the Scott Gerardi’s Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be. In such event, the Indemnitee will deliver a Notice to the Escrow Agent that there is a determination of liability to this Section 8.03 and the Escrow Agent shall be instructed to adjust the Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration in Nevada. The arbitrators shall be selected by the mutual agreement of the parties. If the parties cannot agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator cannot be agreed upon, the Federal District Court for the Southern District of Nevada shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration Association and must be resolved by the arbitrators within thirty (30) days after the matter is submitted to arbitration. If the arbitration is ruled favorably for Scott Gerardi Escrow deposit so that there is a determination of a Loss, the Indemnitee will deliver a Notice to Escrow Agent that there is a determination of liability pursuant to this Section 8.03 and the Escrow Agent shall be instructed to adjust the Scott Gerardi Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Accend Media or Scott Gerardi, to:

Accend Media

8275 S. Eastern Avenue, Suite 200-306

Las Vegas, NV 89123

Attn: Scott Gerardi, CEO

with a copy to:

Law Offices of Thomas C. Cook, Ltd.

500 North Rainbow Boulevard, Suite 300

Las Vegas, NV 89107

Fax: (702) 221-1963

(b) if to Cloud Star, to:

Cloud Star Corporation

P.O. Box 4906

Mission Viejo, CA 92690

Attention: Safa Movassaghi, CEO

with a copy to:

Ira D. Lebovic

4100 MacArthur Blvd., Suite 315

Newport Beach, CA 92660

9.02 Definitions. For purposes of this Agreement:

(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) "material adverse change" or "material adverse effect" means, when used in connection with Cloud Star or Accend, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party taken as a whole;

(c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Clark County Superior Court in the event any dispute arises out of this Agreement any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

ACCEND MEDIA

By: /s/ Scott Gerardi

Name: Scott Gerardi

Title: Chief Executive Officer

Scott Gerardi

By: /s/ Scott Gerardi

Name: Scott Gerardi

Title: Individual

Cloud Star Corporation

By: /s/ Safa Movassaghi

Name: Safa Movassaghi

Title: Chief Executive Officer